EXHIBIT 99.2

                       ASSIGNMENT, SETTLEMENT AND RELEASE

THIS AGREEMENT is effective as of September 1, 1999, by and between SOLPOWER CORPORATION, a Nevada corporation ("Lessee"), and D.I. SOUTH, INC., an Indiana corporation ("Lessor").

                                    RECITALS

A. WHERFAS Lessor granted to Lessee certain rights in and to the premises of Lessee pursuant to a Commercial Lease (the "Lease") effective as of June 1, 1998, for the premises located at the premises located at 52853 C.R. 7, Elkhart, Indiana, a copy of which is attached hereto as Appendix A.

B. WHEREAS Lessor is prepared to accept a cancellation of the Lease from and settle all outstanding accounts between Lessor and Lessee and grant a Release to Lessor.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto covenants and agree each with the other as follows:

1) Lessee agrees to pay Lessor the sum of Thirty Thousand ($30,000) dollars, in full settlement of all rents and amounts owning pursuant to the commercial lease dated June 1, 1998, between Lessor by Lessee pursuant to the Lease. Payment to be made by Lessee in the form of Twenty Thousand (20,000) common shares of Lessee.

2) Lessee agrees to release and discharge Lessor and Lessor agrees to release and discharge Lessee, their respective heirs, executors, administrators, successors and assigns from any and all actions causes of action, suits, charges and obligations, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgements, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which against Lessor and Lessee their respective heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date of this Release, and more specifically the Lease.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed effective the date and year first above written.

SOLPOWER CORPORATION,                   D.I. SOUTH, INC.
a Nevada corporation.                   an Indiana corporation.


By:  /s/ James H. Hirst                 By:  /s/ Tony Iemma
     --------------------------------        --------------------------------
Its: President and CEO                  Its: President
     --------------------------------        --------------------------------
               "Licensor"                               "Lessor"